Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Strong First Quarter Results; Accelerates Share

Repurchase Program and Reaffirms 2019 Long-Term Goals

Highlights

•    First quarter U.S. GAAP earnings per diluted share of 35 cents vs. 19 cents in 2017; first quarter comparable earnings per diluted share of 50 cents vs. 38 cents in 2017, an increase of 32 percent

•    Comparable operating earnings up 26 percent year over year driven by improved performance in all product lines combined with lower corporate costs

•    Higher global beverage can demand driven largely by South America and Europe; year-to-date global specialty can mix approximately 40 percent

•    Aerospace contracted backlog of $1.7 billion at the end of first quarter; significant hiring continues in U.S. to support growing business

•    Share repurchase program initiated during the quarter; board increases share repurchase authorization to 25 million shares

•    Growth capital projects are on track

•    Company reaffirms 2019 goals of $2 billion of comparable EBITDA and free cash flow in excess of $1 billion

BROOMFIELD, Colo., May 3, 2018 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, first quarter 2018 net earnings attributable to the corporation of $125 million (including the net effect of after-tax charges of $55 million, or 15 cents per diluted share for business consolidation, debt refinancing and other non-comparable costs) or 35 cents per diluted share, on sales of $2.8 billion, compared to $68 million attributable to the corporation, or 19 cents per diluted share (including the net effect of after-tax charges of $68 million, or 19 cents per diluted share for business consolidation and other non-comparable costs), on sales of $2.5 billion in 2017. Ball’s first quarter 2018 comparable net earnings were $180 million, or 50 cents per diluted share, compared to $136 million, or 38 cents per diluted share in 2017.

Earnings per share figures include the impact of the company’s two-for-one stock split effective May 16, 2017. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, and entries recorded in 2017 related to the Rexam acquisition can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Ball Corporation started the year strong, posting improved performance across each of our product lines, with comparable operating earnings up 13 percent in our global beverage operations, 19 percent in our aerospace business and 10 percent in our food and aerosol business and with lower overall corporate costs year-over-year. In our global beverage can business, overall volumes were up low single-digits in the quarter, driven largely by continued strong performance in South America and Europe. Global consumers continue to support the beverage can as the most sustainable package relative to less environmentally friendly packages. In addition, our food and aerosol segment improved operational efficiencies on recently deployed tinplate flat sheet production and aluminum aerosol capital investments and our aerospace business grew operating earnings in line with revenue growth,” said John A. Hayes, chairman, president and chief executive officer.

“Our numerous growth capital and network optimization projects to align our beverage can portfolio are on track, and our aerospace infrastructure expansion projects are ahead of schedule and will support the ramp up of significant multi-year programs and labor growth. With this momentum, we have begun to accelerate the return of capital to our shareholders, and we continue to reaffirm our financial goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow in 2019.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings in the first quarter of 2018 were $113 million on sales of $1 billion, compared to $123 million on sales of $949 million in the first quarter 2017.

Year-over-year results were lower due to the anticipated effect of start-up costs, lower volumes and higher freight associated with the multi-plant network optimization program offset by savings associated with the mid-2017 plant closure. Overall segment volume was down 3 percent, with growth in Mexican beer imports, craft and other alcoholic categories, and specialty can sizes for carbonated soft drinks and sparkling water offset by continued U.S. megabeer declines and our disciplined value over volume approach to standard 12-ounce packaging in select U.S. locations.

The construction of a state-of-the-art specialty beverage can manufacturing facility in Goodyear, Arizona, is on track with production beginning early in the second half of 2018. The net $50 million of fixed cost savings associated with the North American optimization program is anticipated to benefit fourth quarter 2018 and beyond.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings in the first quarter of 2018 were $98 million on sales of $459 million, compared to $58 million on sales of $371 million in the first quarter of 2017.

First quarter segment volumes were up 10 percent with favorable Brazilian beer consumption momentum continuing into 2018 combined with the packaging mix shift from two-way glass to beverage cans continuing across South America. Given the growing demand for environmentally friendly aluminum beverage packaging across South America, particularly in Argentina, previously announced can line expansions will ramp up at a faster pace. As expected, Ball continues to benefit from third-party end sales as part of the Rexam acquisition and concurrent divestment of certain Brazilian assets.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings in the first quarter of 2018 were $60 million on sales of $609 million, compared to $47 million on sales of $508 million in 2017. Comparable first quarter 2018 segment operating earnings include $8 million of incremental year-over-year depreciation expense related to the Rexam transaction.

Comparable first quarter segment earnings reflect ongoing operational efficiencies related to optimizing our plant network. Segment volume was up 6 percent in the quarter led by favorable demand trends, particularly in Russia and the Iberian Peninsula. The company’s new aluminum beverage can facility near Madrid, Spain, is scheduled to start production in mid-2018.

Food and Aerosol Packaging

Food and aerosol packaging comparable segment operating earnings in the first quarter of 2018 were $23 million on sales of $275 million, compared to $21 million on sales of $272 million in 2017.

During the first quarter, improved manufacturing performance across our U.S. tinplate packaging business and global aluminum aerosol volume growth more than offset anticipated mid-single digit tinplate aerosol and food volume declines due to fourth quarter 2017 customer pre-buy in advance of notable steel price increases. Aluminum aerosol volumes increased 7 percent in the quarter.

Aerospace

Aerospace comparable segment operating earnings in the first quarter of 2018 were $25 million on sales of $264 million, compared to $21 million on sales of $236 million in the first quarter of 2017.

The aerospace segment finished the first quarter with contracted backlog of $1.7 billion and hiring continues at a rapid pace, with the company hiring approximately 280 people into this business in the first quarter. Colorado facility expansions in Westminster and Boulder, Colorado, are on track for completion in the fourth quarter of 2018. Outstanding requests for bids and proposals still remain high and contracts already won, but not yet booked into current backlog, are at record levels. Program ramp ups and labor base momentum in our aerospace business will further support year-over-year segment earnings improvement throughout 2018, in 2019 and beyond.

Outlook

“The solid start to 2018 allowed us to accelerate our share repurchase program during the first quarter, and our board recently increased our share repurchase authorization to 25 million shares in anticipation of the company returning significant value to shareholders in 2018 and beyond.  The company’s recent $750 million senior notes offering positions us well for the long term. We continue to expect our 2018 free cash flow to be in the range of $900 million after capital spending of at least $600 million, and we expect to return at least $500 million to shareholders in the form of share buybacks and dividends this year,” said Scott C. Morrison, senior vice president and chief financial officer.

“Aluminum packaging continues to be consumers’ package of choice given the world’s deep concerns about plastic pollution versus the very high recycling rates for economically viable, infinitely recyclable metal packaging.

Throughout 2018 and beyond, we are intensely focused on promoting aluminum packaging, executing on our growth capital projects including the related North American network optimization and ensuring the appropriate value for the diverse product portfolio we deliver to our global customers,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2017 net sales of $11 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its first quarter 2018 earnings call today at 9 a.m. Mountain time  (11 a.m. Eastern). The North American toll-free number for the call is 800-672-6112. International callers should dial 303-223-4377. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/ut7vtx2k

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on May 3, 2018, until 11 a.m. Mountain time on May 10, 2018. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21886223. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," “believes,” “targets,” “likely” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates, including due to the effects of the 2017 U.S. Tax Cuts and Jobs Act; and tariffs or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials,  such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

# # #

Condensed Financial Statements (First Quarter 2018)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2018	2017

Net sales	$2,785	$2,473

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,237)	(1,975)
Depreciation and amortization	(180)	(148)
Selling, general and administrative	(112)	(143)
Business consolidation and other activities	(30)	(55)
	(2,559)	(2,321)

Earnings before interest and taxes	226	152

Interest expense	(73)	(68)
Debt refinancing and other costs	(1)	-
Total interest expense	(74)	(68)
Earnings before taxes	152	84
Tax (provision) benefit	(34)	(22)
Equity in results of affiliates, net of tax	7	8

Net earnings	125	70

Less: Net earnings attributable to noncontrolling interests	-	(2)

Net earnings attributable to Ball Corporation	$125	$68

Earnings per share (a):
Basic	$0.36	$0.19
Diluted	$0.35	$0.19

Weighted average shares outstanding (000s) (a):
Basic	350,215	350,048
Diluted	357,552	357,934

(a)	Amounts in 2017 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.
(a)

Condensed Financial Statements (First Quarter 2018)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2018	2017

Cash Flows from Operating Activities:
Net earnings	$125	$70
Depreciation and amortization	180	148
Business consolidation and other activities	30	55
Deferred tax provision (benefit)	3	2
Other, net (a)	8	4
Changes in working capital (b)	(420)	(680)
Cash provided by (used in) operating activities (a)	(74)	(401)
Cash Flows from Investing Activities:
Capital expenditures	(242)	(125)
Business dispositions	(45)	31
Other, net	3	3
Cash provided by (used in) investing activities	(284)	(91)
Cash Flows from Financing Activities:
Changes in borrowings, net	465	408
Net issuances (purchases) of common stock	(35)	(4)
Dividends	(35)	(23)
Other, net	(11)	(1)
Cash provided by (used in) financing activities	384	380
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	1	(30)
Change in cash, cash equivalents and restricted cash (a)	27	(142)
Cash, cash equivalents and restricted cash - beginning of period (a)	459	607
Cash, cash equivalents and restricted cash - end of period (a)	$486	$465

(a)	Amounts in 2017 have been retrospectively adjusted to reflect the adoption on January 1, 2018, of new accounting guidance regarding the treatment of restricted cash in the statement of cash flows.
(b)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (First Quarter 2018)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2018	2017

Assets
Current assets
Cash and cash equivalents	$477	$458
Receivables, net	2,090	1,695
Inventories, net	1,447	1,554
Other current assets	146	200
Total current assets	4,160	3,907
Property, plant and equipment, net	4,727	4,403
Goodwill	4,970	5,152
Intangible assets, net	2,432	1,917
Other assets	1,442	1,265

Total assets	$17,731	$16,644

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$337	$497
Payables and other accrued liabilities	3,568	2,521
Total current liabilities	3,905	3,018
Long-term debt	7,131	7,476
Other long-term liabilities	2,557	2,427
Shareholders' equity	4,138	3,723

Total liabilities and shareholders' equity	$17,731	$16,644

Notes to the Condensed Financial Statements (First Quarter 2018)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging:  Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Africa, Middle East and Asia (AMEA) and Asia Pacific that manufacture and sell metal beverage containers,  undistributed corporate expenses, intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (First Quarter 2018)

1. Business Segment Information (continued)

	Three Months Ended
	March 31,
($ in millions)	2018	2017

Net sales
Beverage packaging, North and Central America	$1,035	$949
Beverage packaging, South America	459	371
Beverage packaging, Europe	609	508
Food and aerosol packaging	275	272
Aerospace	264	236
Reportable segment sales	2,642	2,336
Other	143	137
Net sales (b)	$2,785	$2,473

Comparable operating earnings
Beverage packaging, North and Central America	$113	$123
Beverage packaging, South America	98	58
Beverage packaging, Europe	60	47
Food and aerosol packaging	23	21
Aerospace	25	21
Reportable segment comparable operating earnings	319	270

Other (a)	(19)	(31)
Comparable operating earnings	300	239
Reconciling items
Business consolidation and other activities	(30)	(55)
Amortization of acquired Rexam intangibles	(44)	(32)
Earnings before interest and taxes	226	152
Interest expense	(73)	(68)
Debt refinancing and other costs	(1)	-
Total interest expense	(74)	(68)
Earnings before taxes	152	84
Tax (provision) benefit	(34)	(22)
Equity in results of affiliates	7	8
Net earnings	125	70
Net earnings attributable to noncontrolling interests	-	(2)
Net earnings attributable to Ball Corporation	$125	$68

(a)	Includes undistributed corporate expenses of $22 million and $45 million for the first quarter of 2018 and 2017, respectively.
(b)

Ball adopted new revenue recognition guidance, “Revenue from Contracts with Customers,” on January 1, 2018. The adoption did not materially affect the results for the quarter ended March 31, 2018. Further details on the adoption will be provided in the Form 10-Q for the quarter.

Notes to the Condensed Financial Statements (First Quarter 2018)

2. Non-Comparable Items

	Three Months Ended March 31,
($ in millions)	2018	2017

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closure costs (1)	$5	$-
Reidsville facility closure costs (2)	(2)	(3)
Individually insignificant items	(6)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles (4)	(10)	(6)
Total beverage packaging, North and Central America	(13)	(10)

Beverage packaging, South America
Business consolidation and other activities
Individually insignificant items	-	3
Other non-comparable items
Amortization of acquired Rexam intangibles (4)	(14)	(9)
Total beverage packaging, South America	(14)	(6)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (5)	(10)	-
Rexam transaction related costs (3)	-	(2)
Individually insignificant items	-	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles (4)	(18)	(15)
Total beverage packaging, Europe	(28)	(18)

Food and aerosol packaging
Gain on sale of Hubbard facility (6)	-	15
Weirton facility closure costs (7)	-	(3)
Individually insignificant items	-	(2)
Total food and aerosol packaging	-	10

Other
Business consolidation and other activities
Divestment Business indemnities (8)	-	(27)
Rexam acquisition related compensation arrangements (9)	(11)	(9)
Gain on sale of the Divestment Business (10)	-	(14)
Rexam transaction related costs (3)	-	(5)
Individually insignificant items	(6)	(6)
Other non-comparable items
Amortization of acquired Rexam intangibles (4)	(2)	(2)
Total other	(19)	(63)

Total business consolidation and other activities	(30)	(55)
Total other non-comparable items	(44)	(32)
Total non-comparable items	(74)	(87)

Notes to the Condensed Financial Statements (First Quarter 2018)

	Three Months Ended March 31,
	2018	2017

Tax effect on business consolidation and other activities	8	10
Tax effect on other non-comparable items	12	9
Total non-comparable tax items	20	19
Total non-comparable items, net of tax	$(54)	$(68)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant is expected to cease production by the end of the second quarter of 2018, and the Longview and Chatsworth plants are expected to cease production by the end of the third quarter of 2018. Charges and credits for the first quarter of 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(2)

In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in 2018 and 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(3)	During the first quarter of 2017, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition and subsequent integration of Rexam.

(4)	During the first quarter of 2018 and 2017, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the Rexam acquisition.

(5)

In March 2017, the company announced its intent to close its beverage packaging manufacturing facility in Recklinghausen, Germany, which ceased production in July 2017. Charges recorded in the first quarter of 2018 were comprised of employee severance and benefits, facility shutdown costs and other associated costs.

(6)	During the first quarter of 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recognized a gain on the sale.

(7)

During the second quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end manufacturing facility in Weirton, West Virginia, which ceased production during the first quarter of 2017. Charges in the first quarter of 2017 were comprised of employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and disposal costs.

(8)

During the first quarter of 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer in the sale of the Divestment Business.

(9)	During the first quarter of 2018 and 2017, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(10)

The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the first quarter of 2017, a reduction in the gain on sale of $14 million was recognized in connection with changes in the estimated closing adjustments associated with the sale of the Ball portion of the Divestment Business.

Notes to the Condensed Financial Statements (First Quarter 2018)

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs, Comparable Operating Earnings is earnings before interest, taxes and business consolidation and other non-comparable costs and Comparable Net Earnings is earnings before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA as a metric to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “financials” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2018	2017

Net earnings attributable to Ball Corporation	$125	$68
Add: Business consolidation and other activities	30	55
Add: Amortization of acquired Rexam intangibles	44	32
Add: Debt refinancing and other costs	1	-
Less: Tax effect on above items	(20)	(19)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$180	$136
Per diluted share before above transactions (a)	$0.50	$0.38

(a)	Amounts in 2017 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Notes to the Condensed Financial Statements (First Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Year Ended
	March 31,
($ in millions)	2018	2017

Net earnings attributable to Ball Corporation	$125	$68
Add: Net earnings attributable to noncontrolling interests	-	2
Net earnings	125	70
Less: Equity in results of affiliates, net of tax	(7)	(8)
Add: Tax provision (benefit)	34	22
Earnings before taxes	152	84
Add: Total interest expense	74	68
Earnings before interest and taxes	226	152
Add: Business consolidation and other activities	30	55
Add: Amortization of acquired Rexam intangibles	44	32
Comparable Operating Earnings	$300	$239

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	March 31, 2018

Net earnings attributable to Ball Corporation	$431
Add: Net earnings attributable to noncontrolling interests	4
Net earnings	435
Less: Equity in results of affiliates, net of tax	(30)
Add: Tax provision (benefit)	177
Net earnings before taxes	582
Add: Total interest expense	294
Earnings before interest and taxes (EBIT)	876
Add: Business consolidation and other activities	196
Add: Amortization of acquired Rexam intangibles	174
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	35
Comparable Operating Earnings	1,281
Add: Depreciation and amortization	761
Less: Amortization of acquired Rexam intangibles	(174)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(35)
Comparable EBITDA	$1,833

Total debt at March 31, 2018	$7,468
Less: Cash and cash equivalents	(477)
Net Debt	$6,991

Net Debt/Comparable EBITDA	3.8x

Notes to the Condensed Financial Statements (First Quarter 2018)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Three	Add: Three	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2017	2017	2018	2018

Net earnings attributable to Ball Corporation	$374	$68	$125	$431
Add: Net earnings attributable to noncontrolling interests	6	2	-	4
Net earnings	380	70	125	435
Less: Equity in results of affiliates, net of tax	(31)	(8)	(7)	(30)
Add: Tax provision (benefit)	165	22	34	177
Earnings before taxes	514	84	152	582
Add: Total interest expense	288	68	74	294
Earnings before interest and taxes (EBIT)	802	152	226	876
Add: Business consolidation and other activities (a)	221	55	30	196
Add: Amortization of acquired Rexam intangibles (a)	162	32	44	174
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	35	-	-	35
Comparable Operating Earnings	1,220	239	300	1,281
Add: Depreciation and amortization	729	148	180	761
Less: Amortization of acquired Rexam intangibles (a)	(162)	(32)	(44)	(174)
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(35)	-	-	(35)
Comparable EBITDA	$1,752	$355	$436	$1,833

Total debt at period end				$7,468
Less: Cash and cash equivalents				(477)
Net Debt				$6,991

Net Debt/Comparable EBITDA				3.8	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.